Exhibit 10.2
SE III-NY
Mailing Address: 700 Newport Center Drive • Newport Beach, CA 92660
FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
•	Death Benefit Payable on Death if the Insured Dies Before The Maturity Date

•	Accumulated Value Less Policy Debt Payable if the Insured Lives Until the Maturity Date

•	Adjustable Face Amount

•	Benefits May Vary Based on Investment Experience

•	Non-Participating
READ YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner and us, Pacific Life & Annuity Company, a stock insurance company. We agree to pay the benefits of this policy according to its provisions. The consideration for this policy is the application for it, a copy of which is attached, and payment of the premiums.
PREMIUMS ARE FLEXIBLE, SUBJECT TO MINIMUMS REQUIRED TO KEEP THE POLICY IN FORCE. VARIABLE ACCOUNT VALUES MAY INCREASE OR DECREASE DEPENDING UPON VARIABLE ACCOUNT INVESTMENT EXPERIENCE. THERE IS NO GUARANTEED VARIABLE ACCOUNT VALUE. POLICY LOAN VALUE IS LESS THAN ONE HUNDRED PERCENT (100%) OF THE POLICY’S CASH SURRENDER VALUE.
THE METHOD FOR DETERMINING THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT SECTION OF THIS POLICY. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE ACCORDING TO THE DEATH BENEFIT OPTION SELECTED AND MAY INCREASE OR DECREASE. THE DURATION THIS POLICY REMAINS IN FORCE MAY VARY, DEPENDING ON THE PREMIUMS PAID AND THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNTS.
Free Look Right — You may return this policy within ten (10) days after you receive it. To do so, deliver or mail it to us or to our agent. This policy will be deemed void from the beginning and we will refund the premiums paid.
Signed for Pacific Life & Annuity Company,

President and Chief Executive Officer	Secretary
NOTE: IT IS POSSIBLE THAT THE COVERAGE WILL LAPSE IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. BECAUSE THE ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE VARIABLE ACCOUNTS, THE PAYMENT OF THE INITIAL AND PLANNED PREMIUMS MAY NOT BE ADEQUATE TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR ACCUMULATED VALUE.
This is a generic sample policy. Certain states may require specific policy and/or rider language, which is not included. Some riders may not be available in all states.
P03SE3-NY

700 Newport Center Drive • Newport Beach, CA 92660

READ YOUR POLICY CAREFULLY. This is a legal contract between you, the Owner, and us, Pacific Life & Annuity Company, a stock insurance company. We agree to pay the benefits of this policy according to its provisions. The consideration for this policy is the application for it, a copy of which is attached, and payment of the premiums.
PREMIUMS ARE FLEXIBLE, SUBJECT TO MINIMUMS REQUIRED TO KEEP THE POLICY IN FORCE. VARIABLE ACCOUNT VALUES ARE NOT GUARANTEED, AND MAY INCREASE OR DECREASE DEPENDING UPON VARIABLE ACCOUNT INVESTMENT EXPERIENCE. POLICY LOAN VALUE IS LESS THAN ONE HUNDRED PERCENT (100%) OF THE POLICY’S CASH SURRENDER VALUE.
THE METHOD FOR DETERMINING THE DEATH BENEFIT IS DESCRIBED IN THE DEATH BENEFIT SECTION OF THIS POLICY. THE AMOUNT OF THE DEATH BENEFIT MAY BE FIXED OR VARIABLE ACCORDING TO THE DEATH BENEFIT OPTION SELECTED AND MAY INCREASE OR DECREASE. THE DURATION THIS POLICY REMAINS IN FORCE MAY VARY, DEPENDING ON THE PREMIUMS PAID AND THE INVESTMENT EXPERIENCE OF THE VARIABLE ACCOUNTS.
FREE LOOK RIGHT — You may return this policy within 10 days after you receive it. To do so, deliver or mail it to us or to our agent. This policy will then be deemed void from the beginning and we will refund the premiums paid.
Signed for Pacific Life Insurance Company,

Chairman and Chief Executive Officer	Secretary
FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE

•	Death Benefit Payable On The Death Of The Insured While The Policy Is In Force

•	Net Cash Surrender Value Payable Upon Surrender While The Policy Is In Force

•	Adjustable Face Amount

•	Benefits May Vary Based On Investment Experience

•	Non-Participating
SE3-NY

POLICY NUMBER:		OWNER(S):
POLICY DATE:	JAN 01, 2006
RISK CLASSIFICATION:		INSURED:
AGE ON POLICY DATE:
		INITIAL FACE AMOUNT:	$2,500,000.00
NOTE: IT IS POSSIBLE THAT COVERAGE WILL LAPSE IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. BECAUSE THE ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE VARIABLE ACCOUNTS, THE PAYMENT OF INITIAL AND PLANNED PREMIUMS MAY NOT BE ADEQUATE TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR ACCUMULATED VALUE.
103SE3-NY

POLICY SPECIFICATIONS
BASIC POLICY – FLEXIBLE PREMIUM VARIABLE UNIVERSAL LIFE INSURANCE
PREMIUMS: PLANNED PERIODIC PREMIUM PAYMENT – $
DEATH BENEFIT QUALIFICATION TEST:

CASH VALUE ACCUMULATION TEST (THIS ELECTION IS IRREVOCABLE FOR THE LIFE OF THE CONTRACT)
DEATH BENEFIT OPTION: B
INTEREST ON THE FIXED OPTIONS AND ON THE LOAN ACCOUNT IS GUARANTEED TO BE NOT LESS THAN 3.00% ANNUALLY FOR THE FIRST 10 POLICY YEARS AND 3.30% THEREAFTER. ANY EXCESS INTEREST RATE DECLARED BY US AT THE BEGINNING OF EACH POLICY YEAR WILL BE GUARANTEED UNTIL THE END OF THAT YEAR. BEFORE SUCH DECLARATION, EXCESS AMOUNTS ARE NOT GUARANTEED, THERE IS NO EXCESS INTEREST PAID ON THE LOAN ACCOUNT. SUBJECT TO POLICY GUARANTEES, WE HAVE THE RIGHT TO CHANGE THE INTEREST CREDITED TO THE FIXED OPTIONS AND THE COST OF INSURANCE AND OTHER CHARGES DEDUCTED, WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE ACCUMULATED VALUE TO BE LESS THAN WAS ILLUSTRATED.

PREMIUM LOAD:	SEE POLICY CHARGE SPECIFICATIONS PAGE
ADMINISTRATIVE CHARGE:	SEE POLICY CHARGE SPECIFICATIONS PAGE
WITHDRAWAL FEE:	$ 25.00
SURRENDER CHARGE:	SEE POLICY CHARGE SPECIFICATIONS PAGE
M&E RISK CHARGE RATE:	SEE POLICY CHARGE SPECIFICATIONS PAGE
WE HAVE THE RIGHT TO CHANGE THE AMOUNT OF COST OF INSURANCE OR OTHER EXPENSE CHARGES DEDUCTED UNDER THE POLICY WHICH MAY REQUIRE MORE PREMIUM TO BE PAID THAN WAS ILLUSTRATED OR THE CASH VALUES MAY BE LESS THAN THOSE ILLUSTRATED.
THE POLICY MAY NOT CONTINUE UNTIL THE DEATH OF THE INSURED EVEN IF PLANNED PREMIUMS ARE PAID DUE TO CHANGES IN THE CURRENT INTEREST RATE CREDITED, INVESTMENT PERFORMANCE OF THE SEPARATE ACCOUNT, CHANGES IN THE CURRENT EXPENSE LOAD OR COST OF INSURANCE THAT WERE ILLUSTRATED, LOANS AND PARTIAL WITHDRAWAL ACTIVITY OR CHANGES IN DEATH BENEFIT OPTIONS.

POLICY NUMBER:		OWNER (S):
POLICY DATE:	JAN 01, 2006	INSURED:
AGE ON POLICY DATE:
INITIAL FACE AMOUNT: $2,500,000.00
NOTE: IT IS POSSIBLE THAT COVERAGE WILL LAPSE IF THE ACCUMULATED VALUE IS INSUFFICIENT TO PAY THE CHARGES ASSESSED ON A MONTHLY PAYMENT DATE. BECAUSE THE ACCUMULATED VALUE MAY BE BASED ON THE INVESTMENT RESULTS OF THE VARIABLE ACCOUNTS, THE PAYMENT OF INITIAL AND PLANNED PREMIUMS MAY NOT BE ADEQUATE TO GUARANTEE THAT THE POLICY WILL REMAIN IN FORCE. IF THE POLICY DOES NOT REMAIN IN FORCE, THERE WILL BE NO DEATH BENEFIT OR ACCUMULATED VALUE.

POLICY NUMBER:
POLICY SPECIFICATIONS
TABLE OF INSURANCE CHARGES — BASIC POLICY
GUARANTEED MAXIMUM MONTHLY COST OF INSURANCE RATES PER $1.00 OF COVERAGE APPLICABLE TO BASIC POLICY COVERING THE RATES BELOW INCLUDE A 5-YEAR GUARANTEE OF OUR CURRENT RATES AS OF THE ISSUE DATE.

AGE	MONTHLY RATE	AGE	MONTHLY RATE	AGE	MONTHLY RATE

DEFINITIONS
In this section, we define certain terms used throughout this policy. Other terms may be defined in other parts of the policy. Defined terms are usually capitalized for emphasis.
Age - means the Insured’s Age to the nearest birthday as of the Policy Date, increased by the number of complete policy years elapsed.
Code - is the U.S. Internal Revenue Code, as amended, and the rules and regulations issued thereunder.
Evidence of Insurability - is information, including medical information, satisfactory to us that is used to determine insurability and the Insured’s risk class.
Face Amount - is used in determining the death benefit under this policy, including any increases or decreases. The Face Amount is shown in the Policy Specifications.
Fixed Options - consist of the Fixed Account and the Fixed LT Account, which are part of our general account.
Free Look Transfer Date - is 15 days after the policy is issued, or if later, the date all requirements necessary to place the policy in force are delivered to the Home Offce.
Home Ofice - means our Life Insurance Operations Center.
Insured - is the person insured under this policy. The Insured is shown in the Policy Specifications as the Covered Person.
Investment Options - consist of the Variable Accounts and the Fixed Options.
Monthly Payment Date - is the day each month on which certain policy charges are deducted from the Accumulated Value. This first Monthly Payment Date is the Policy Date. Later Monthly Payment Dates occur each month after the Policy Date on the same day of the month as the Policy Date.
Net Premium - is the premium we receive reduced by any Premium Load.
PL&A, the Company, we, our, ours and us - refer to Pacific Life & Annuity Company.
Policy Date - is shown on page 3. Policy months, quarters, years and anniversaries are measured from this date.
Policy Debt - is the sum of outstanding policy loans plus accrued Loan Interest.
Policy Specifications - is a section of your policy containing information generally unique to your policy.
Separate Account -is the Pacific Select Exec Separate Account, which is a separate account of ours that consists of subaccounts, also called Variable Accounts. Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies.
Valuation Date - is each day required by applicable law and currently includes each day the New York Stock Exchange is open for trading and our Home Office is open. If any transaction or event is scheduled to occur on a day that is not a Valuation Date, such transaction or event will be deemed to occur on the next following Valuation Date unless otherwise specified.
Valuation Period - is the period of time between successive Valuation Dates.

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Variable Account - is a subaccount of a separate account of ours in which assets are segregated from assets in our general account and from assets in other subaccounts. Premiums and Accumulated Value under this policy may be allocated to a Variable Account for variable accumulation.
Written Request - is a request in writing, signed by you, and received by us at our Home Office, containing such information that we need to act on the request.
You, your or Owner - refer to the Owner of this policy.
OWNER AND BENEFICIARY
Owner - The Owner of this policy is as shown in the Policy Specifications or in a later Written Request. If you change the Owner, the change is effective on the date the Written Request is signed, subject to our receipt of it. If there are two or more Owners, they will own this contract as joint tenants with right of survivorship.
Assignment - You may assign this policy by Written Request, subject to the following. An assignment will take place only when recorded at our Home Office. When recorded, the assignment will take effect as of the date the Written Request was signed. Any rights created by the assignment will be subject to any payments made or actions taken by us before we record the change. We will not be responsible for the validity of any assignment.
Beneficiary - The beneficiary is named by you in the application to receive the death benefit proceeds. The beneficiary may be one or more persons. If the beneficiary is more than one person, they will share the death benefit proceeds equally or as you may otherwise specify by Written Request. The interest of any beneficiary will be subject to any assignment. If you have named a contingent beneficiary, that person becomes the beneficiary if the beneficiary dies before the Insured. A beneficiary may not, at or after the Insured’s death, assign, transfer or encumber any benefit payable. To the extent allowed by law, policy benefits will not be subject to the claims of any creditor of any beneficiary.
You may make a change of beneficiary by Written Request on a form provided by us while the Insured is living. The change will take place as of the date the request is signed. Any rights created by the change will be subject to any payments made or actions taken by us before the Written Request is received. You may designate a permanent beneficiary whose rights under the policy cannot be changed without his or her written consent.
The interest of a beneficiary who does not survive to receive payment will pass to the surviving beneficiaries in proportion to their share in the proceeds, unless otherwise provided. If no beneficiaries survive to receive payment, the death proceeds will pass to the Owner, or the Owner’s estate if the Owner does not survive to receive payment.
PREMIUMS
Premiums - This policy will not be in force until the initial premium is paid. The initial premium is payable either at our Home Office or to our agent. Additional premiums, if any, are payable in advance at our Home Office. At your request, a premium receipt signed by one of our officers will be given to you. No premium may be less than $50. Premiums may be paid at any time before the insured attains age 100, subject to the premium limitations shown later in this section.
Planned Premium - is the amount of premium you plan to pay. It is shown in the Policy Specifications and may be changed by Written Request. Payment of the Planned Premium does not guarantee that the policy will continue in force, nor does failure to pay the Planned Premium, in itself, cause the policy to enter the Grace Period and be in danger of lapse (see the Grace Period an Lapse provision).

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Premium Allocation Before the Free Look Transfer Date - Any Net Premium received before the Free Look Transfer Date will be allocated to the Money Market Variable Account on the Policy Date or, if later, the date the premium is received and accepted by us. On the Free Look Transfer Date, the Accumulated Value in the Money Market Variable Account will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.
Premium Allocation On or After the Free Look Transfer Date - Any Net Premium received by us on or after the Free Look Transfer Date will be allocated to the Investment Options according to the premium allocation specified in the application or your most recent instructions received by us, if any.
Premium Limitation - We will not accept premiums after the Insured attains Age 100 (except as needed to keep the policy from lapsing), although you may make a loan repayment at any time. (The policy provisions regarding loans, partial withdrawals and transfers among funds remain applicable after the Insured attains Age 100.) We reserve the right to require Evidence of Insurability, satisfactory to us, for any unscheduled premium payment that would result in an immediate increase in the difference between the death benefit and the Accumulated Value.
Guideline Premium Limitation - This subsection applies only if you have elected the Guideline Premium Test as the Death Benefit Qualification Test. In order for this policy to be treated as life insurance under the Code, the sum of the premiums paid less a portion of any withdrawals, as defined in the Code, may not exceed the greater of:
•	The Guideline Single Premium; or

•	The sum of the annual Guideline Level Premiums to the date of payment.
The Guideline Premiums are shown in the Policy Specifications. The Guideline Premiums may change whenever there is a change in the Face Amount of insurance or in other policy benefits. Any such Guideline Premium change will be shown in a supplemental schedule that we will send to you at the time of the change.
The Guideline Premiums are determined by the rules, which apply to this policy as set forth in the Code. The Guideline Premiums will be adjusted to conform to any changes in the Code. In the event that a premium payment would exceed such revised limits, we reserve the right to refund the excess payment to you, provided that we may not refuse any premium payment necessary to keep this policy in force. Further, we reserve the right to make distributions from the policy to the extent we deem it necessary to continue to qualify this policy as life insurance under the Code.
DEATH BENEFIT
Death Benefit - This policy provides a death benefit on the death of the Insured while this policy is in force. This section describes how the death benefit is calculated. On the date of death, the death benefit is the larger of:
•	The death benefit as calculated under the Death Benefit Option in effect; or

•	The Minimum Death Benefit calculated under the Death Benefit Qualification Test elected.
Death Benefit Options - You elect the Death Benefit Option in the application. The Death Benefit Option for this policy appears in the Policy Specifications. The Death Benefit Options are explained below.
•	Option A — The death benefit equals the Face Amount.

•	Option B — The death benefit equals the Face Amount plus the Accumulated Value at death.

•	Option C — The death benefit equals the Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of death. If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit will be less than the Face Amount.

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Change of Death Benefit Option - The Death Benefit Option may be changed to Option A or B upon Written Request at a maximum of once per year. Changes to Option C are not permitted. After any such change, the Face Amount will be that amount which results in the death benefit after the change being equal to the death benefit before the change. For this purpose, death benefit is the amount calculated under the Death Benefit Options, disregarding the Minimum Death Benefit. The change will be effective on the Monthly Payment Date on or next following the day we receive your Written Request at our Home Office. If an option change causes a decrease in Face Amount, and there have been prior increases in Face Amount, the original Face Amount and any increases will be decreased in reverse order.
Death Benefit Qualification Test - In order for your policy to be classified as life insurance under the Code, it must satisfy one of two Death Benefit Qualification Tests. Unless you have elected otherwise, the Death Benefit Qualification Test for this policy is the Guideline Premium Test. The Death Benefit Qualification Test for this policy appears in the Policy Specifications. It may not be changed for the life of the contract. The two Death Benefit Qualification Tests are explained in this subsection.
1. Cash Value Accumulation Test (CVAT) - The Minimum Death Benefit will be the amount required for this policy to be deemed “life insurance” according to the Code, but not less than 101% of the Accumulated Value.
2. Guideline Premium Test (GPT) - The Minimum Death Benefit at any time is the Accumulated Value multiplied by the death benefit percentage for the Age of the Insured as shown in the following table.

	Death Benefit		Death Benefit		Death Benefit		Death Benefit
Age	Percentage	Age	Percentage	Age	Percentage	Age	Percentage

0-40 41 42 43 44 45 46 47 48 49	250% 243 236 229 222 215 209 203 197 191	50 51 52 53 54 55 56 57 58 59	185% 178 171 164 157 150 146 142 138 134	60 61 62 63 64 65 66 67 68 69	130% 128 126 124 122 120 119 118 117 116	70 71 72 73 74 75-90 91 92 93 Over 93	115% 113 111 109 107 105 104 103 102 101
Death Benefit Proceeds - The death benefit proceeds are the actual amount payable if the Insured dies while this policy is in force. The death benefit proceeds are equal to the death benefit, as of the date of the Insured’s death, less any Policy Debt and less any due and unpaid monthly deductions occurring during a grace period.
We will pay the death benefit proceeds to the beneficiary after we receive, at our Home Office, due proof of the Insured’s death (certified copies of the death certificate or, if unavailable, other legal documentation which we accept) and information sufficient to identify the beneficiary. The death benefit proceeds paid are subject to the conditions and adjustments defined in other policy provisions, such as General Provisions, Withdrawals, Policy Loans, and Timing of Payments and Transfers. We will pay interest on Death Benefit Proceeds from the date of death to the date payment is made at a rate of interest not less than the guaranteed interest rate used for the Fixed Account under this policy. If state law requires payment of a greater amount of interest, we will pay that amount.
Face Amount Change - Subject to our approval, the Owner may change the Face Amount if such request is made:
•	during the lifetime of the Insured;

•	no more often than once in any policy year; and

•	on your Written Request while this policy is in force.

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Face Amount Increase - An unscheduled increase in Face Amount is subject to evidence of insurability and will be effective on the first Monthly Payment Date on or following the date all applicable conditions are met. A supplemental schedule of benefits and premiums will be issued. This schedule will include:
•	the risk class;

•	the effective date;

•	the M&E Risk Charges;

•	the Surrender Charges;

•	the guaranteed Cost of Insurance Rates;

•	the amount of the increase and the total Face Amount after the increase; and

•	if the Guideline Premium Test is used, the new Guideline Premiums.
For any increase in Face Amount which arises from conversion of a term rider, we will waive the Surrender Charges and M&E Risk Face Amount Charges that would otherwise apply for the increase.
Limits on Face Amount Increase - An increase in Face Amount will be allowed only if it results in a death benefit increase no less than our minimum limit in effect on the date of the request. An increase in Face Amount will not be allowed after the Insured attains Age 100. Also, an increase will not be allowed if there has been a prior decrease in Face Amount, including any decrease which occurred as a result of a Withdrawal.
Face Amount Decrease - Starting on the fifth policy anniversary, you may make a request to decrease the Face Amount by an amount not less than the minimum we allow at such time. The effective date of the decreased Face Amount will be the first Monthly Payment Date on or following the date we receive your Written Request. We recommend you consult your tax advisor before requesting a decrease in policy Face Amount. Upon approval of any unscheduled decrease, we will send you a supplemental schedule of coverage, which will include the decreased Face Amount, the effective date of the decrease and, if the Death Benefit Qualification is the Guideline Premium Test, the new Guideline Premiums. If there have been prior increases in Face Amount, the original Face Amount and any increase(s) in Face Amount will be decreased in reverse order.
The request for a decrease in the Face Amount will be subject to the Guideline Premium Limit as defined in the Code. This may result in a refund of premiums and/or the distribution of Accumulated Value in order to maintain compliance with such limit. Such request will not be allowed if the resulting Guideline Premium limit could cause an amount in excess of the Net Cash Surrender Value to be distributed from the policy.
Paid-Up Insurance - On each policy anniversary you have the option to use the Net Cash Surrender Value to purchase guarantee fixed paid-up insurance on the life of the Insured. At the time of conversion, the Net Cash Surrender Value will be transferred to our general account. The amount of paid-up insurance is determined by applying the entire Net Cash Surrender Value as the net single premium based upon the Insured’s Age and Risk Classification, 1980 CSO mortality and 3% interest. If the amount of paid-up insurance so determined would exceed the death benefit of the policy immediately prior to purchase of the paid-up insurance, we will apply only a portion of the Net Cash Surrender Value to purchase paid-up insurance, and the remainder will be paid to you. In this case, we will determine the amount of paid-up insurance so that the paid-up insurance plus the Net Cash Surrender Value paid to you will equal the policy’s death benefit immediately prior to the purchase of the paid-up insurance. This policy and any riders attached to it will terminate at the time of conversion. Such paid-up insurance may be surrendered at any time, with the cash surrender value being determined on the same basis.
Change in Benefits - Under the Guideline Premium Test, any change in policy or rider benefits will require an adjustment to the Guideline Premium Limit. See the Tax Qualification as Life Insurance subsection of the General Provisions section for details.

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ACCUMULATED VALUE
Accumulated Value - is defined on each Valuation Date and is the sum of the Fixed Accumulated Value plus the Variable Accumulated Value plus the Loan Account.
Fixed Accumulated Value - The Fixed Accumulated Value is the sum of the Accumulated Value in each Fixed Option. The Fixed Options consist of the Fixed Account and the Fixed LT Account.
This subsection describes how we calculate the Accumulated Value in each Fixed Option. We credit interest on a daily basis, using a 365-day year, at a rate not less than an annual effective rate of 3.0% in policy years 1-10 and 3.30% thereafter. At our discretion, we may credit a higher rate of interest. Each Fixed Option may have its own unique rate. The interest rate in effect at the beginning of the policy year will be effective for the duration of that year. The Accumulated Value for each Fixed Option on any Valuation Date is the following, including interest on each:
•	the Accumulated Value for the Fixed Option on the prior Monthly Payment Date;

•	plus the amount of any Net Premium received and allocated to the Fixed Option since the last Monthly Payment Date;

•	plus the amount of any transfer to the Fixed Option, including transfers from the Loan Account, since the last Monthly Payment Date;

•	minus the Monthly Deduction and other deductions due, if any, and assessed against the Fixed Option; and

•	minus the amount of any withdrawals, or transfers from the Fixed Option, including transfers to the Loan Account, since the last Monthly Payment Date.
Variable Accumulated Value - The Variable Accumulated Value is the sum of your policy’s Accumulated Value in each Variable Account.
This subsection describes how we calculate your policy’s Accumulated Value in each Variable Account. Assets in each Variable Account are divided into Accumulation Units, which are a measure of value used for bookkeeping purposes. We credit your policy with Accumulation Units in each Variable Account as a result of:
•	the amount of any Net Premium received and allocated to the Variable Account; and

•	transfers of Accumulated Value to the Variable Account. including transfers from the Loan Account.
We debit Accumulation Units in each Variable Account as a result of:
•	transfers from the Variable Account, including transfers to the Loan Account;

•	Surrenders and withdrawals from the Variable Account; and

•	the monthly deduction and other deductions due, if any, and assessed against the Variable Account.
To determine the number of Accumulation Units debited or credited for a transaction, we divide the dollar amount of the transaction by the Unit Value of the affected Variable Account.
To determine your policy’s Accumulated Value in each Variable Account, we multiply the number of Accumulation Units in the Variable Account by the Unit Value of the Variable Account. The number of Accumulation Units in each Variable Account will not change because of subsequent changes in Unit Value.
At the inception of each Variable Account the Unit Value was $10. The Unit Value of each Variable Account is adjusted on each Valuation Date. To calculate the Unit Value of a Variable Account on any Valuation Date, we multiply the Unit Value from the previous Valuation Date by the Net Investment Factor. The Net Investment Factor for a Variable Account on any Valuation Date is (a) minus (b), divided by (c), where:

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(a)	is the Net Asset Value of the Variable Account as of the close of the business day, excluding the impact of any policy transactions since the prior Valuation Date;

(b)	is the value of charges assessed by us since the prior Valuation Date for taxes attributable to the operation of the Variable Account; and

(c)	is the Net Asset Value of the Variable Account as of the close of the previous Valuation Date.
The Net Asset Value of a Variable Account on any Valuation Date is the Net Asset Value per share for the Variable Account on the Valuation Date multiplied by the number of shares in the Variable Account on the Valuation Date. For each Variable Account, the Net Asset Value per share and the number of shares outstanding are reported to us each Valuation Date by the investment company in whose shares the Variable Account is invested.
Loan Account - The Loan Account is the amount set aside to secure Policy Debt. We will credit interest to the Loan Account on a daily basis, using a 365-day year, and the daily equivalent of an annual effective rate, which we guarantee to be at least 3.0% in policy years 1-10 and 3.30% thereafter. At our discretion, we may credit a higher rate of interest on the Loan Account. The amount in the Loan Account on any Valuation Date is the following, including interest on each:
•	the amount in the Loan Account as of the end of the prior Monthly Payment Date;

•	plus any loan taken since the prior Monthly Payment Date; and

•	minus any loan amount repaid since the prior Monthly Payment Date.
On each policy anniversary, if the amount in the Loan Account exceeds policy debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent premium allocation instructions, and if policy debt exceeds the amount in the Loan Account, the excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.
POLICY CHARGES
Monthly Deduction - Before the Insured attains Age 100, a Monthly Deduction for a policy month is due on each Monthly Payment Date and is equal to the sum of the following items:
•	the monthly Cost of Insurance Charge;

•	the M&E Risk Charge;

•	the Administrative Charge; and

•	rider or benefit charges, if any.
Unless you have made a Written Request to the contrary, the Monthly Deduction will be charged on the Monthly Payment Date proportionately to the Accumulated Value in each Investment Option.
After the Insured attains Age 100, there will be no Monthly Deduction.
Cost of Insurance Charge - Beginning on the Policy Date and monthly thereafter until the Insured attains Age 100, there will be a monthly Cost of Insurance Charge applicable to the following:
•	the initial Face Amount; plus

•	each increase in the Face Amount.
The monthly Cost of Insurance Charge for the death benefit payable under this policy equal to (1) multiplied by (2), where:
(1)	is the applicable monthly Cost of Insurance Rate; and

(2)	is the Net Amount at Risk.
If there have been increases of Face Amount, then the Net Amount at Risk will be proportionately allocated to each increase according to the Face Amount of each increase in force as of the Monthly Payment Date.

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Net Amount at Risk - The Net Amount at Risk is equal to the death benefit as of the most recent Monthly Payment Date divided by the Monthly Guaranteed Interest Rate Factor, then reduced by the Accumulated Value at the beginning of the policy month before the Monthly Deduction is due. The Monthly Guaranteed Interest Rate Factor is 1.002466.
Cost of Insurance Rates - The current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in the Policy Specifications. Cost of Insurance Rates will apply uniformly to all members of the same class. Class is determined by a number of factors, including the Insured’s Age, Risk Classification, death benefit, Policy Date and policy duration. Any changes in the Cost of Insurance Rates will apply uniformly to all members of the same class. Guaranteed Maximum Cost of Insurance rates after the initial 5-year guarantee are based on the 1980 Commissioner’s Standard Ordinary Mortality Table.
M&E Risk Charge - The Mortality and Expense Risk Charge (M&E Risk Charge) is to compensate us for the risk we assume that mortality, expenses and other costs of providing your policy will be greater than estimated. Beginning on the Policy Date and monthly thereafter until the Insured attains Age 100, the M&E Risk Charge will be the sum of the M&E Risk Asset Charge and the M&E Risk Face Amount Charge.
The M&E Risk Asset Charge is a percentage of the Variable Accumulated Value. In the first 10 policy years, the charge is 0.0625% (0.75% annually) of the first $25,000 of Variable Accumulated Value plus a charge of 0.0292% (0.35% annually) of the Variable Accumulated Value above $25,000. After the 10th policy year, the charge is 0.0375% (0.45% annually) of the first $25,000 of Variable Accumulated Value plus a charge of 0.0042 (0.05% annually) of the Variable Accumulated Value above $25,000. The percentages are also shown in the Policy Specifications.
The M&E Risk Face Amount Charge is the amount shown in the Policy Specifications, and is based on the Face Amount at policy issue. If there have been increases in the Face Amount, each increase will have a corresponding M&E Risk Face Amount Charge related to the amount of the increase. These charges will be specified in the supplemental schedule of benefits at the time of the increase.
Administrative Charge - Beginning on the Policy Date and monthly thereafter until the Insured attains Age 100, there will be an Administrative Charge. The amount of the charge is shown in the Policy Specifications.
Premium Load - A Premium Load will be charged each time that a premium is paid to cover certain local, state and federal tax and certain sales and distribution costs. The Premium Load will equal the premium paid multiplied by the Premium Load rate shown in the Policy Specifications. The Premium Load associated with each premium will be immediately deducted from the premium paid. We reserve the right to increase the Premium Load with respect to the charge for local, state and federal tax. We will notify you of any such change.
Other Taxes - In addition to the charges imposed under Premium Load and elsewhere, we reserve the right to make a charge for federal, state or local taxes that may be attributable to the Variable Accounts or to our operations with respect to this policy if we incur any such taxes.
Change In Policy Cost Factors - The Premium Load Rate, Administrative Charge, Cost of Insurance Charge and Mortality and Expense Risk Charge may change from time to time subject to the maximums shown in the Policy Specifications. In deciding whether to change any of these factors, We will periodically consider factors such as Our expectations of future mortality rates, investment earnings, persistency experience, operating expenses, and Our costs associated with any applicable federal, state, and local taxes to see if a change in Our assumptions is needed. Changes in these factors will be by class. All changes will be determined only prospectively; that is, We will not recoup prior losses or distribute prior gains by means of these changes.

P03SE3-NY	Page 12

POLICY LAPSE AND REINSTATEMENT
Grace Period and Lapse - If the Accumulated Value less Policy Debt on a Monthly Payment Date is sufficient to cover the Monthly Deduction due, the policy will continue in force. If the Accumulated Value less Policy Debt on a Monthly Payment Date is not sufficient to cover the Monthly Deduction due, a grace period of 61 days will be allowed for the payment of sufficient premium to keep your policy in force.
The grace period begins on the Monthly Payment Date on which the insufficiency occurred and ends 61 days thereafter. At the start of the grace period, we will notify you and any assignee of record at the last known address. The notice will state the due date and the amount of premium required for your policy to remain in force. A minimum of three times the monthly deduction due when the insufficiency occurred, plus Premium Load, must be paid. There is no penalty for paying a premium during the grace period. Your policy will remain in force during the grace period. If sufficient premium is not paid by the end of the grace period, a lapse will occur. Thirty-one days prior to lapse, we will send you and any assignee of record a notice containing the lapse date and the required premium to keep your policy in force. If the Insured dies during the grace period, the death benefit proceeds will be reduced by any overdue charges. Upon lapse, the policy will terminate with no value.
Reinstatement - If it has not been surrendered, this policy may be reinstated not more than five years after the end of the grace period. To reinstate this policy you must provide us with the following:
•	A written application;

•	Evidence of Insurability;

•	Sufficient premium to cover all monthly deductions that were due and unpaid during the grace period; plus

•	Sufficient premium to keep the policy in force for three months after the date of reinstatement.
The effective date of the reinstated policy will be the first Monthly Payment Date on or following the date we approve your reinstatement application. When this policy is reinstated, the Accumulated Value will be equal to the Accumulated Value on the date of lapse subject to the following. If the policy is reinstated on the first Monthly Payment Date following lapse, any Policy Debt on the date of lapse will also be reinstated. If the policy is reinstated after the first Monthly Payment Date following lapse, the Accumulated Value will be reduced by the amount of any Policy Debt on the date of lapse and the Policy debt will be extinguished, except that you may instruct us by Written Request to reinstate the Policy Debt in such case. At reinstatement, the surrender charge will be that in effect at the beginning of the grace period, and will then decrease each policy month thereafter according to the successive month-by-month surrender charges shown in the Policy Specifications pages.
TRANSFERS
Transfers - After your initial Net Premium has been allocated according to your instructions and while your policy is in force, you may, upon Written Request, transfer your Accumulated Value, or a part of it, among the Investment Options as provided in this section. No transfer may be made if the policy is in a grace period and the required premium has not been paid.
We reserve the right:
•	to limit the size of transfers so that each transfer is at least $500;

•	to limit the frequency of transfers (however, at least one transfer per quarter will be allowed);

•	to require that the remaining balance in any account as a result of a transfer be at least $500;

•	to assess a charge of $25 for each transfer exceeding 12 per policy year; and

•	to otherwise waive or reduce the restrictions on the transfer provisions described in this section.

P03SE3-NY	Page 13

Transfers To The Fixed Options- Except during the first 18 policy months during which transfers to the Fixed Account are unlimited (see below), transfers to the Fixed Options may be made only during the policy month preceding each policy anniversary.
Transfers From The Fixed Account - You may transfer from the Fixed Account an amount up to the greater of $5,000 or 25% of the Accumulated Value in the Fixed Account, but only one such transfer may be made in any twelve-month period
Transfers From The Fixed LT Account - You may transfer from the Fixed LT Account an amount up to the greater of $5,000 or 10% of the Accumulated Value in the Fixed LT Account, but only one such transfer may be made in any twelve-month period.
Allocations To The fixed Options - We reserve the right to limit the aggregate amount so that the amount allocated to the Fixed Account combined wit the Fixed LT Account does not exceed $1,000,000 during the most recent 12 months for all policies in which you have an ownership interest or to which payments are made by the same payor. Policies that are MEC’s may not make any allocations to the Fixed LT Account. Allocations include Net Premium payments, transfers and loan repayments. Any excess over $1,000,000 will be allocated to your other Investment Options according to your most recent instructions. We may increase the $1,000,000 limit at any time at our sole discretion. You may contact us to find out if a higher limit is in effect.
Unlimited Transfer Into the Fixed Account Under Special Circumstances - You may transfer from any Variable Account to the Fixed Options with no limitation, under the following circumstances:
•	For a period of time, as described below, after a material change in the investment policy of that Variable Account; and

•	During the first 18 policy months as long as this policy is not in the grace period.
We will notify you if there is a material change in the investment policy of a Variable Account. The notice will inform you of your options, including your option to transfer from such Variable Account to the Fixed Account within 60 days after (i) the effective date of the material change or (ii) the date you receive the notice, whichever is later.
SURRENDER AND WITHDRAWAL OF VALUES
Surrender - Upon Written Request while the Insured is living you may surrender this policy for its Net Cash Surrender Value. The policy will terminate on the date the request is received.
Surrender Charges - A Surrender Charge will be deducted from the Accumulated Value upon surrender of the policy. The Surrender Charge is needed to help pay for costs such as underwriting, policy issue and sales and distribution costs. The Surrender Charge varies each policy month and is shown in the Table of Surrender Charges in the Policy Specifications.
If there have been increases in the Face Amount, each increase will have a corresponding Surrender Charge related to the amount of the increase. At the time of the increase, we will send you a supplemental schedule of benefits containing the Table of Surrender Charges for the increase. If there have been decreases in the Face Amount, including decreases in Face Amount due to withdrawals, the Surrender Charge will be unchanged as a result of such decrease in Face Amount.
Cash Surrender Value - The Cash Surrender Value is the Accumulated Value less any Surrender Charge.
Net Cash Surrender Value - The Net Cash Surrender Value is the Cash Surrender Value less any Policy Debt.

P0sE3-NY	Page 14

Withdrawals - Upon Written Request on or after the first policy anniversary while the Insured is living, you may withdraw a portion of the Net Cash Surrender Value of this policy. We will deduct a withdrawal fee of $25 from the Accumulated Value for each withdrawal. The withdrawal fee will be deducted from the Investment Options in the same proportion as the withdrawal.
Withdrawals will be subject to the following conditions: The amount of each withdrawal must be at least $500 and the Net Cash Surrender Value remaining after each withdrawal must be at least $500. Also, if there is any Policy Debt at the time of each withdrawal, the amount of the withdrawal is limited to the excess, if any, of the Cash Surrender Value immediately prior to the withdrawal over the result of the Policy Debt divided by 90%.
The amount of each withdrawal will be allocated proportionately to the Accumulated Value in the Investment Options unless you request otherwise. If the Insured dies after the request for a withdrawal is sent to us and prior to the withdrawal being effected, the amount of the withdrawal will be deducted from the death benefit proceeds, which will be determined without taking the withdrawal into account.
A withdrawal will affect the death benefit, depending on the Death Benefit Option you have chosen. If your policy’s death benefit is greater than the Minimum Death Benefit, then the withdrawal will reduce the death benefit by the amount of the withdrawal. However, if your policy’s death benefit is equal to the Minimum Death Benefit, the withdrawal may cause the death benefit to decrease by an amount greater than the amount of the withdrawal. For Death Benefit Option C, if the sum of the withdrawals and other distributions from the policy is greater than the premiums, the death benefit will be less than the Face Amount.
Withdrawals may also affect the Face Amount. A withdrawal will reduce the Face Amount, but only for policies having Death Benefit Option A. In such case, a withdrawal in excess of the difference between the Minimum Death Benefit and the Face Amount will reduce the Face Amount by the amount of the excess. If a withdrawal requires a decrease in Face Amount and if there have been prior increases in Face Amount, then the decrease will be applied proportionately to the various coverage amounts. A withdrawal will never increase the Net Amount at Risk.
TIMING OF PAYMENTS AND TRANSFERS
Variable Accounts - With respect to allocations made to the Variable Accounts, we will calculate values for surrenders, withdrawals, loans and, unless transfers are restricted, transfers as of the end of the Valuation Date on or next following the day on which we receive your instructions. For any portion of death benefit depending on the Variable Accumulated Value, we will calculate such value as of the end of the Valuation Date on or next following the day on which the Insured’s death occurs. We will pay such amounts and will process such transfers within seven days after we receive all the information needed for the transaction. However, we may postpone the calculation, payment or transfer of any amounts that are based on the investment performance of the Variable Accounts, if:
•	the New York Stock Exchange is closed on other than customary weekend and holiday closings; or

•	an emergency exists, as determined by the SEC, as a result of which it is not reasonably practicable to determine the value of the Account assets or to dispose of Account securities.
Fixed Options - With respect to allocations made to the Fixed Options, we may defer surrenders, withdrawals, loans (except for loans to pay a premium on any policy issued by us), and transfers from the Fixed Options, for up to six months after we receive your request.
Deferral - If we defer payment of surrenders, withdrawals or loans for more than 10 days after we receive your request, we will pay interest at the rate required by the state in which this policy is delivered, but not less than an annual rate of 3%.

P03SE3-NY	Page 15

INCOME BENEFITS
Income Benefits - Surrender or withdrawal benefits may be used to buy a lifetime monthly income as long as the monthly income is at least $100. Death benefits may be used to buy a monthly income for the lifetime of the beneficiary. The monthly income is guaranteed to continue for at least ten years, unless another form of payment is requested. Under the automatic form of payment, if the income recipient dies before the end of the ten-year period, payments will continue to the end of the ten-year period to a person designated by the income recipient in writing.
The purchase rates for the monthly income will be set periodically by the Company. However, under the automatic form, the monthly income bought by each $1,000 of benefit amount will always be at least as large as that shown below. Further, we guarantee that if you elect an income benefit, it will be at least equal to that of any single premium immediate annuity that we offer at the time of your election.

	Monthly		Monthly		Monthly		Monthly		Monthly
Age	Income	Age	Income	Age	Income	Age	Income	Age	Income

0-30	3.09	40	3.37	50	3.81	60	4.54	70	5.78
32	3.14	42	3.44	52	3.93	62	4.73	72	6.11
34	3.19	44	3.52	54	4.06	64	4.95	74	6.48
36	3.24	46	3.61	56	4.20	66	5.20	75+	6.67
38	3.30	48	3.71	58	4.36	68	5.47
Monthly income amount for ages not shown are halfway between the two amounts for the nearest two ages that are shown. Amounts shown are based on the Annuity 2000 table with interest at 3.00%. We may require evidence of survival for incomes that last more than ten years.
Other Income Options - Surrender, withdrawal or death benefits may be used under any other payment plans that we make available at that time.
POLICY LOANS
Policy Loans - You may obtain loans by Written Request on the sole security of the Loan Account of this policy.
Loan Amount Available - The amount available for a loan is equal to 90% of Accumulated Value, less any Policy Debt and also less and Surrender Charges that would be imposed if the policy were surrendered on the date the loan is taken or, if greater, the result of (a x b/c)-d, where: a is the Accumulation Value less 12 times the most recent monthly deduction; b = 1 plus the rate of interest credited to the Loan Account at the time of the loan; c = 1 plus the rate of interest charged on the loan at the time of the loan; and d = any existing Policy Debt. The amount of a loan must be at least $200.
Loan Interest - Interest will accrue daily and is payable in arrears at the annual rate of 3.55%. Interest not paid when due will be added to the loan principal and bear interest at the same rate of interest.
Loan Account - When a loan is taken, an amount equal to the loan is transferred out of the Accumulated Value in the Investment Options into the Loan Account to secure the loan. Unless you request otherwise, loan amounts will be deducted from the Investment Options on a pro rata basis, up to the amount available. We will credit interest to the Loan Account as described in the Accumulated Value section.
On each policy anniversary, if the amount in the Loan Account exceeds Policy Debt, the excess will be transferred from the Loan Account to the Investment Options according to your most recent instructions.

P03SE3-NY	Page 16

If Policy Debt exceeds the amount in the Loan Account. an amount equal to such excess will be transferred from the Investment Options on a proportionate basis to the Loan Account.
Loan Repayment - Loans may be repaid at any time prior to lapse of this policy. An amount equal to the portion of any loan repaid, but not more than the amount in the Loan Account, will be transferred from the Loan Account to the Investment Options according to your most recent instructions. We reserve the right to first transfer repayments from the Loan Account to each Fixed Option up to the amount that was originally borrowed. Any excess over such amount will be transferred to the Variable Accounts according to your most recent instructions.
Any payment we receive from you while you have a loan will be first considered a loan repayment, unless you tell us in writing it is a premium payment.
SEPARATE ACCOUNT PROVISIONS
Separate Account - We established the Separate Account and maintain it under the laws and regulations of Arizona and New York. The assets of the Separate Account shall be valued at least as often as any policy benefits vary, but at least monthly. The Separate Account is divided into subaccounts. called Variable Accounts. Income and realized and unrealized gains and losses from the assets of each Variable Account are credited or charged against it without regard to our other income, gains or losses. Assets may be put in our Separate Account to support this policy and other variable life policies. Assets may be put in our Separate Account for other purposes, but not to support contracts or policies other than variable life contracts or policies.
The assets of our Separate Account are our property. The portion of its assets equal to the reserves and other policy liabilities with respect to our Separate Account will not be chargeable with liabilities arising out of any other business we conduct. We may transfer assets of a Variable Account in excess of the reserves and other liabilities with respect to that Variable Account to another Variable Account or to our general account. All obligations arising under the policy are general corporate obligations of ours. We do not hold ourselves out to be trustees of the Separate Account assets.
Variable Accounts - Each Variable Account may invest its assets in a separate class of shares of a designated investment company or companies. The Variable Accounts of our Separate Account that were available for your initial allocations are shown in your application for this policy. From time to time, we may make other Variable Accounts available to you. We will provide you with written notice of all material details including investment objectives and all charges.
We reserve the right, subject to compliance with the law then in effect, to:
•	change or add designated investment companies;

•	add, remove or combine Variable Accounts;

•	add, delete or make substitutions for the securities that are held or purchased by the Separate Account or any Variable Account;

•	register or deregister any Variable Account under the Investment Company Act of 1940;

•	change the classification of any Variable Account;

•	operate any Variable Account as a managed investment company or as a unit investment trust;

•	combine the assets of any Variable Account with other separate accounts or subaccounts of ours or our affiliates;

•	transfer the assets of any Variable Account to other separate accounts or subaccounts of ours or our affiliates;

•	run any Variable Account under the direction of a committee, board, or other group;

•	restrict or eliminate any voting rights of policy Owners with respect to any Variable Account, or other persons who have voting rights as to any Variable Account;

•	change the allocations permitted under the policy;

•	terminate and liquidate any Variable Account; and

•	make any other change needed to comply with law.

P03SE3-NY	Page 17

In spite of the above, we will not transfer any investment, or asset held for investment, between separate accounts or between separate and other accounts, provided that the superintendent of the New York Insurance Department may authorize transfers in circumstances where such transfers would not be inequitable. If any of these changes result in a material change in the underlying investment of a Variable Account of our Separate Account, we will notify you of such change.
Unless required by law or regulation, an investment policy may not be changed without our consent. We will not change the investment policy of the Separate Account without the approval of the Insurance Commissioner of the state of Arizona, our state of domicile, and without the approval of the Insurance Department of the state of New York. The process for such approval is on file.
SUBSTITUTION OF INSURED
Benefit - Subject to our approval, you may request a substitution of the Insured under this policy for a new Insured after the first policy year. We will require the following before we substitute the Insured:
•	The new Insured must submit Evidence of Insurability.

•	You must submit a written application for the substitution.
We may adjust the Face Amount, Accumulated Value and any policy fees and charges to reflect the new Insured. A revised schedule of benefits will be sent to you outlining the benefits for the new Insured. Riders on the new Insured will be added only with our consent and subject to our requirements for those riders. If approved, the substitution will be effective on the next Monthly Payment Date on or next following our approval.
With respect to the substituted Insured, the incontestability and suicide exclusion periods will begin on the substitution date, or any later reinstatement date. If the Substituted Insured commits suicide, while sane or insane, within 2 years of the effective date of the substitution, no death benefit proceeds will be paid. Instead, we will return the Net Cash Surrender Value as of the Substitution Date, plus any premiums paid and less any loans and Withdrawals taken, or any dividends paid in cash, all since the substitution date.
GENERAL PROVISIONS
Entire Contract - This policy is a contract between you and us. This policy, any attached endorsements, benefits and riders and the attached copy of the initial application are the entire contract, except as follows. Any written application for a change in policy terms allowed by the policy after issue or written notice of exercise of policy options made after the policy has been issued will also become part of the contract upon our acceptance of such application or notice and our mailing of same to your address last known to us. Only an authorized officer is permitted to change this contract or extend the time for paying premiums. Any such change must be in writing.
All statements in the application shall be deemed representations and not warranties. We will not use any statement to contest this policy or defend a claim on grounds of misrepresentation unless the statement is in an application.
Incontestability - We will not contest this policy unless there was a material misrepresentation in an application, including any reinstatement application. The policy will terminate upon successful contest. Except for failure to pay premiums, this policy cannot be contested after the expiration of the following time periods:
•	The initial Face Amount cannot be contested after the policy has been in force during the Insured’s lifetime for two years from the later of the Policy Date or any reinstatement date; and

P03SE3-NY	Page 18

•	An increase in the Face Amount, which was applied for and for which evidence of insurability was required, cannot be contested after the increased amount has been in force during the Insured’s lifetime for two years from the later of its effective date or any reinstatement date; and

•	If this policy was issued under a term insurance conversion option, the convert amount cannot be contested after the policy has been in force during the Insured’s lifetime for two years from the later of the issue of the term policy or rider or any reinstatement date of the term policy or of this policy.
Non-Participating - This policy will not share in any of our surplus earnings.
Juvenile Insured - If an Insured’s Age on the Policy Date is under 20, the Insured may apply for Nonsmoker risk status on attaining Age 20. This option must be requested in writing and accompanied by satisfactory evidence of nonsmoking.
Suicide Exclusion - If the Insured dies by suicide within two years of the Policy Date, no death benefit proceeds will be paid. Instead, we will return the sum of the premiums paid, less the sum of any Policy Debt and withdrawals. If the Insured dies by suicide within two years of the effective date of any increase in the Face Amount which was applied for after the Policy Date, no benefit will be paid with respect to such increase. Instead, we will refund the Cost of Insurance Charges made with respect to that increase.
If any insurance amount of this policy was issued under a term insurance conversion option, the two-year period for excluding death by suicide for such amount does not star anew, but is effective as of the issue date of the term policy or rider.
Misstatement - If it is discovered after the Insured dies that the Insured’s age was misstated on the application, the death benefit will be adjusted so that the Net Amount at Risk (NAR) after adjustment is the NAR before the adjustment multiplied by the ratio of the incorrect Cost of Insurance (COI) rate to the correct COI rate. If the Minimum Death Benefit after the adjustment is larger, the death benefit will be this larger amount.
Reports - A report will be mailed to you at the end of each policy year to your last known address. This report will include the following information for the policy year:
•	the Accumulated Value;

•	the Cash Surrender Value;

•	the current death benefit;

•	any Surrender Charges;

•	any existing Policy Debt;

•	transactions that occurred during the policy year;

•	changes in the Guideline Premiums, if applicable; and

•	any information required by law.
In addition to the above reports, an annual report will also be mailed to you. The report will contain financial statements for the Separate Account and the designated investment company or companies or other designated portfolio(s) in which the Separate Account invests, the latter of which will include a list of the portfolio securities of the investment company, as required by the Investment Company Act of 1940, and of any other designated portfolio. We will also send any other reports as required by federal securities law.
Policy Illustrations - Upon request we will give you an illustration of the future benefits under this policy based upon both guaranteed and current cost factor assumptions. However, if you ask us to do this more than once in any policy year, we reserve the right to charge you a fee not to exceed $25 per request for this service. Illustrated benefits that are not guaranteed, such as benefits based on the current cost factor assumptions, will vary depending upon a number of factors, including but not limited to, changes in future investment performance.

P03SE3-NY	Page 19

Basis of Values - A detailed statement showing how values are determined has been filed with the state insurance department, if required. All values are at least equal to the minimums required by the law of the state in which this policy is delivered. The values are based on the Commissioner’s 1980 Standard Ordinary Mortality Table and interest at the rate of 3%, except for unisex issues which are based on the 1980 CSO Table B and interest at the rate of 3%.
Ownership of Assets - We have the exclusive and absolute control of our assets, including all assets in the Separate or Variable Accounts.
Tax Qualification as Life Insurance - This policy is intended to qualify as a life insurance contract for federal tax purposes, and the death benefit under this policy is intended to qualify for federal income tax exclusion. The policy, including any other rider, benefit or endorsement, shall be interpreted to ensure and maintain such tax qualification, despite any other provision to the contrary. We will not accept a premium payment, which would cause the policy to fail to qualify as a life insurance contract for federal tax purposes.
If at any time the premiums paid under the policy exceed the amount allowable for such tax qualification, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, as determined under federal tax law, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable contract year. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.
If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to ensure or maintain such tax qualification, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.
If you request a decrease in policy or rider benefits, it may cause a reduction in any applicable limitations on premiums or cash values for the policy under federal tax law. Such a reduction in these limits may require us to make a distribution from the policy equal to the greatest amount by which the premiums paid or cash values for the policy, as determined under federal tax law, exceed any such reduced limits, in order to maintain the policy’s tax qualification. If such a distribution is made, the distribution will be paid to you and the Accumulated Value will be reduced by the amount of the distribution. However, no request for a decrease in policy or rider benefits will be allowed to the extent that the resulting reduction in such tax limits would require us to distribute more than the Net Cash Surrender Value for the policy.
Continuation of coverage past Age 100 may disqualify insurance under this policy for favorable tax treatment. You should consult your personal tax advisor.
MEC Status - MEC stands for Modified Endowment Contract. Unless you have given us Written Notice to the contrary, the provisions of this MEC Status subsection apply. Under federal tax law, if the funding of a life insurance contract occurs too rapidly, it becomes a MEC and fails to qualify for certain favorable treatment as a result. This policy is intended to qualify as a life insurance contract that is not a MEC for federal tax purposes. This policy, including any other rider, benefit or endorsement, shall be interpreted to prevent the policy from being subject to such MEC treatment, despite any other provision to the contrary. We will not accept a payment as premium or otherwise which would cause the policy to become a MEC.
If at any time the amounts paid under the policy exceed the limit for avoiding such MEC treatment, the excess amount, including any associated investment gains or losses, shall be removed from the policy as of the date of its payment, and any appropriate adjustment in the death benefit shall be made as of such date. The excess amount, as determined under federal tax law, including any associated investment gains or losses, shall be refunded no later than 60 days after the end of the applicable

P03sE3-NY	Page 20

contract year. For any such refund, any premium load originally assessed will be refunded and no surrender charges will apply.
If this excess amount is not refunded by the end of such 60-day period, the death benefit shall be increased retroactively to the minimum extent necessary so that at no time is the death benefit ever less than the amount necessary to avoid such MEC treatment, and the Accumulated Value will be reduced to reflect the increased Monthly Deductions as a result of such death benefit increase.
Any request that would change the death benefits under the policy and riders will not be processed if the change would cause the policy to be treated as a MEC. Such changes include a reduction in the Face Amount, a change in death benefit option, and a reduction in Face Amount due to a withdrawal.
Other Distributions of Accumulated Value - If the Net Amount at Risk ever exceeds three times the original Face Amount, we reserve the right to make a distribution of Accumulated Value to make the Net Amount at Risk equal three times the original Face Amount. In such case, the distribution will be treated as a premium refund and no surrender charge will be imposed. By treating the distribution as a premium refund, we mean that, in addition to the distribution of Accumulated Value, which you will receive, we will also pay you an amount representing a return of premium load associated with the distribution. The amount representing the return of premium load will be equal to the reduction in Accumulated Value multiplied by (1/(1-premium load rate))-1, provided that such amount can never exceed the total premium load paid under the policy.
Compliance - We reserve the right to make any change to the provisions of this policy to comply with, or give you the benefit of, any Federal or state statute, rule, or regulation, including but not limited to requirements for life insurance contracts under the Code or any state. We will provide you with a copy of any such change, and file such a change with the insurance supervisory official of the state in which this policy is delivered. You have the right to refuse any such change.
Termination - This policy terminates on the earliest of:
•	the death of the insured;

•	lapse of the policy; or

•	surrender of the policy.

P03SE3-NY	Page 21

INDEX

Page
Accumulated Value	10
Administrative Charge	12
Age	5
Assignment	6
Basis of Values	20
Beneficiary	6
Cash Surrender Value	14
Cash Value Accumulation Test (CVAT)	8
Change in Policy Cost Factors	12
Change of Death Benefit Option	8
Code	5
Compliance	21
Cost of Insurance Charge	11
Cost of Insurance Rates	12
Death Benefit	7
Death Benefit Options	7
Death Benefit Proceeds	8
Death Benefit Qualification Test	8
Entire Contract	18
Evidence of Insurability	5
Face Amount	5
Face Amount Change	8
Face Amount Decrease	9
Face Amount Increase	9
Fixed Accumulated Value	10
Fixed Options	5, 15
Free Look Transfer Date	5
Grace Period	13
Guideline Premium Limitation	7
Guideline Premium Test (GPT)	8
Home Office	5
Income Benefits	16
Incontestability	18
Insured	5
Investment Options	5
Lapse	13
Limits on Face Amount Increase	9
Loan Account	11, 16
Loan Amount Available	16
Loan Interest	16
Loan Repayment	17
M&E Risk Charge	12
MEC Status	20
Misstatement	19
Modified Endowment Contract	20
Monthly Deduction	11
Monthly Payment Date	5
Mortality and Expense Risk Charge	12
Net Amount at Risk	12
Net Premium	5
Non-Participating	19
Owner	6
Paid-Up Insurance	9
Planned Premium	6
Policy Charges	11
Policy Date	5
Policy Debt	5
Policy Illustrations	19
Policy Loans	16
Policy Specifications	5
Premium Limitation	7
Premium Load	12
Premiums	6
Reinstatement	13
Reports	19
Separate Account	5, 17
Substitution of Insured	18
Suicide Exclusion	19
Surrender	14
Surrender Charges	14
Tax Qualification as Life Insurance	20
Termination	21
Transfers	13
Valuation Date	5
Valuation Period	5
Variable Account	6
Variable Accounts	15, 17
Variable Accumulated Value	10
Withdrawals	15
Written Request	6

P03SE3-NY	Page 22

ANNUAL RENEWABLE AND CONVERTIBLE TERM RIDER
Covered Person - As used in this rider, the term “Covered Person” means any of the persons covered under this rider on the Policy Date. Covered Persons may be deleted from or, with evidence of insurability, added to this rider. When this occurs, we will give you a revised Policy Specifications page.
Benefit Amount- This rider provides term insurance on any Covered Person under this rider. This rider has no cash value, but it affects the cash value of the policy. The Benefit Amount is shown on the Policy Specifications pages for each Covered Person. Any reduction in Benefit Amount for any year may require a reduction in Benefit Amounts for future years. Any decrease in the face amount of the policy to which this rider is attached may require a decrease in the Benefit Amounts under this rider. We will pay the Benefit Amount for this rider when we receive proof that the death of a Covered Person occurred while this rider was in force.
Cost of Insurance Charges - The Cost of Insurance Charges for this rider are calculated separately for each Covered Person. The monthly Cost of Insurance Charge for any Covered Person is equal to the product of the applicable monthly cost of insurance rate times the Benefit Amount for such Covered Person. The cost of insurance rates are based on a number of factors, including the Covered Person’s attained Age and risk class and the duration of this rider. The current monthly cost of insurance rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown on the Policy Specifications pages.
Renewal - Coverage under this rider will be automatically renewed for each Covered Person on each monthly payment date for which there is an applicable Guaranteed Maximum Monthly Cost of Insurance Rate shown on the Policy Specifications pages.
Conversion - While this rider is in force or upon termination of this policy by death of the Insured, the Benefit Amount for this rider may be converted to a new policy on any Covered Person’s life at any time before such Covered Person becomes Age 65. This rider may be converted during the first two years it is in force regardless of the Covered Person’s Age. The Covered Person’s Benefit Amount for this rider will be cancelled on the new policy’s issue date. The amount of insurance under the new policy will be the same as the Covered Person’s Benefit Amount under this rider. A lower amount may be selected as long as it is not less than our regular minimum limit at the time of conversion. The new policy may be on the whole life or any higher premium plan we regularly issue at the time of conversion. It will be issued in the same underwriting class and contain the same restrictions, if any, as this rider. It will be issued at our published rates which apply at the Covered Person’s Age on the new policy’s issue date. Riders will not be included in the new policy without our consent at the time. If we are waiving charges for this rider at the Covered Person’s Age 65, and if this rider is converted to a whole life policy in the manner described above, we will waive premiums under the new policy while total disability continues without interruption.
Effective Date - This rider is effective on the policy date unless otherwise stated. This rider will terminate on the earliest of the following:
•	on your written request;

•	on lapse or termination of this policy; or

•	when the last person covered by this rider becomes Age 80.
General Conditions - This rider is part of the policy to which it is attached. As applied to this rider, the periods stated in this policy’s Incontestability and Suicide provisions will start with this rider’s effective date. This will also apply to any increase in the Face Amount applied for under this rider. All terms of this policy that do not conflict with this rider’s terms apply to this rider.
Signed for Pacific Life & Annuity Company

President and Chief Executive Officer	Secretary
R98-SPT-NY

ANNUAL RENEWABLE AND CONVERTIBLE TERM INSURANCE RIDER
Insured - As used in this rider, “Insured” means the individual covered under the policy.
Annual Renewable Term (ART) Face Amount - The ART Face Amount provided by this rider is shown in the Policy Specifications.
Death Benefit Option - This rider provides term insurance on the Insured under this policy. This rider has no cash value, but it affects the cash value of the policy. The death benefit of the policy to which this rider is attached is modified to include the ART Face Amount under this rider. It is now as follows: The death benefit equals the greater of the Minimum Death Benefit or the death benefit as calculated under one of the options below:
•	Option A: The death benefit is the Face Amount of the policy plus the ART Face Amount;

•	Option B: The death benefit is the Face Amount of the policy plus the ART Face Amount plus the Accumulated Value on the date of death;

•	Option C: The death benefit is the Face Amount of the policy plus the ART Face Amount plus the sum of the premiums paid minus the sum of any withdrawals taken and any other distribution of the Accumulated Value to the date of death. If the sum of the withdrawals is greater than the sum of the premiums paid, then the death benefit will be less than the Face Amount.
Changing the ART Face Amount - Subject to our approval, you may change the ART Face Amount by Written Request during the lifetime of the Insured. Such request may be made not more than once per policy year.
ART Face Amount Increases - You must provide evidence of insurability satisfactory to us before any request for an increase in ART Face Amount becomes effective. An Administrative Charge not to exceed $100 will be deducted from the policy’s Accumulated Value on the effective date of any such increase in ART Face Amount. The effective date of the increase will be the first Monthly Payment Date on or following the date all applicable conditions are met.
ART Face Amount Decreases - Any decrease in ART Face Amount that you request for any policy year will first be applied against the most recent increase, if any, and then against successively earlier increases, if any, and finally against the original ART Face Amount. The effective date of the decrease will be the first Monthly Payment Date on or following the date we receive your Written Request.
Cost of Insurance Charge - Beginning on the Policy Date and for every month thereafter, there will be a charge equal to the Cost of Insurance Charge applicable to the following:
•	the initial ART Face Amount; plus

•	each increase in the ART Face Amount.
The monthly Cost of Insurance Charge for the death benefit payable under this rider is (1) multiplied by (2) where:
(1)	is the applicable monthly Cost of Insurance Rate for this rider; and

(2)	is the Net Amount at Risk attributed to the ART Face Amount.
The Net Amount at Risk for the policy is calculated by taking the total death benefit of the policy divided by 1.002466 and subtracting the Accumulated Value at the beginning of the policy month before the Monthly Deduction is due.
The Net Amount at Risk is allocated between the policy and this rider in proportion to the Face Amounts of each as of the Monthly Payment Date.

R98-ART-NY	Page 1

If there have been increases in the ART Face Amount, the Net Amount at Risk will be proportionately allocated to each increase according to the Face Amount of each increase in force as of the Monthly Payment Date.
Cost of Insurance Rates - The Cost of Insurance Rates are based on a number of factors, including the Insured’s Age, Risk Classification and the policy duration. The current monthly Cost of Insurance Rates will be determined by us. These rates will not exceed the Guaranteed Maximum Monthly Cost of Insurance Rates shown in the Policy Specifications. Any changes in the Cost of Insurance Rates will apply uniformly to all members of the same class and based on changes in our expectations of future mortality, persistency and expenses. Any such change will be determined in accordance with procedures and standards on file with the Insurance Department of the state of New York. Cost of insurance rates and other expense factors will be reviewed no more frequently than annually and no less frequently than once every five years to determine whether an adjustment is necessary.
The Cost of Insurance Rates used to calculate the Cost of Insurance Charges for an increase in coverage necessary to meet the Guideline Minimum Death Benefit will be the same as shown in the Policy Specifications.
M&E Risk Face Amount Charge - The M&E Risk Face Amount Charge for this rider is to compensate us for the risk we assume that mortality, expenses and other costs associated with the rider will be greater than estimated.
The amount of this charge will not exceed the monthly charges shown in the Policy Specifications. We reserve the right to charge less than such amount. The amount of this charge is based on the amount of insurance issued under this rider and any subsequent increases as shown in the Policy Specifications.
Withdrawals - The Withdrawals provision of the policy, to which this rider is attached, is modified to include this rider. For the purpose of the Withdrawals provision, this rider is treated the same as any other increase in the policy Face Amount. For further details, please see the Withdrawals provision of your contract.
Conversion - Coverage under this rider is convertible to an increase in Face Amount of the policy to which this rider is attached after 5 years from the effective date of the rider coverage or at the Insured’s Age 80, if earlier. Cost of insurance rates for such conversion amount will be those applicable for conversions. No evidence of insurability will be required. The ART Face Amount will be cancelled on the effective date of the corresponding increase in policy Face Amount.
Effective Date - This rider is effective on the Policy Date unless otherwise notified.
Termination - This rider will terminate on the earliest of the following:
•	the Insured’s Age 80; or

•	your Written Request; or

•	lapse of the policy; or

•	conversion of this rider; or

•	termination of the policy.
General Conditions - This rider is part of the policy to which it is attached. As applied to this rider, the periods stated in this policy’s Incontestability and Suicide provisions will start with this rider’s effective date. This will also apply to any increase in the Face Amount under this rider. All terms of this policy that do not conflict with this rider’s terms apply to this rider.
Signed for Pacific Life & Annuity Company

President and Chief Executive Officer	Secretary

R98-ART-NY	Page 2

Mailing Address: 700 Newport Center Drive • Newport Beach, CA 92660

FLEXIBLE
PREMIUM
VARIABLE UNIVERSAL LIFE
INSURANCE
•	Death Benefit Payable on Death if the Insured Dies Before The Maturity Date

•	Accumulated Value Less Policy Debt Payable if the Insured Lives Until the Maturity Date

•	Adjustable Face Amount

•	Benefits May Vary Based on Investment Experience

•	Non-Participating

                    CEBP
Pacific Life & Annuity Company

Mailing Address	Life Insurance Operations Center P0 BOX 6520 Newport Beach, CA 92658-6520 (888) 595-6997
Executive Life Insurance Program
Agreement To Restrict Policy Owner’s Rights

Proposed Insured	Application/Policy Number

The Owner of the Policy is
Goldman Sachs & Co. (the “Employer”) sponsors the Executive Life Insurance Program (the “Plan”). The Owner participates in the Plan. Notwithstanding any other statements herein, Pacific Life & Annuity Company (PL&A) is not a party to, nor the administrator of, the Plan. PL&A shall not be charged with the knowledge of the terms of the Plan. Nothing in the foregoing shall be construed as meaning that PL&A is not a party to or administrator of life insurance policies it issues, or that it does not have knowledge of the terms of such policies.
PL&A is directed by both the Owner and the Employer to follow the sole direction of the Owner as to the designation of and changes to the beneficiary(ies) for the total death benefit of this policy. However, PL&A is further directed that, until PL&A receives written instructions from Employer to the contrary, the exercise of all other ownership rights shall require the signature of only the Employer.
The Owner hereby designates the following individuals in the following order as beneficiaries under the policy if there is no other designated beneficiary surviving at the Owner’s death:
1.	The Owner’s spouse, if alive;

2.	The Owner’s child(ren) in equal shares, if there is no surviving spouse;

3.	The Owner’s parents, if there are no surviving children;

4.	The Owner’s siblings if there are no surviving parents; or

5.	The Owner’s estate.

Signed by Owner at		, this		day of	,	.

	City/State		Date		Month	Year

Owner’s Signature	Date
Employer’s Signature	Date

(Corporate seal, if appropriate):
     FOR HOME OFFICE USE ONLY
     Recorded by Pacific Life & Annuity Company

Date:	By:	(Registrar)

                    CEBP
PRODUCER: PROVIDE A PHOTOCOPY OF THIS SIGNED FORM TO ALL SIGNING PARTIES.